Exhibit 10.1 c.

FORM OF RESTRICTED STOCK UNIT AGREEMENT UNDER THE
CENTURYLINK 2018 EQUITY INCENTIVE PLAN
(Annual Performance-Based RSU Grant to CEO)

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of [___________] by and between CenturyLink, Inc. (“CenturyLink”) and JEFFREY K. STOREY (“Award Recipient”).
WHEREAS, CenturyLink maintains the CenturyLink 2018 Equity Incentive Plan (the “Plan”), under which the Human Resources and Compensation Committee, or a duly-authorized subcommittee thereof, (the “Committee”) of the Board of Directors of CenturyLink (the “Board”) may, among other things, directly or indirectly grant restricted stock units representing the right to receive shares of CenturyLink’s common stock, $1.00 par value per share (the “Common Stock”), to key employees, directors and other service providers of CenturyLink or its subsidiaries (collectively, the “Company”), subject to such terms, conditions, or restrictions as it may deem appropriate; and
WHEREAS, pursuant to the Plan and an amended and restated offer letter entered into between CenturyLink and the Award Recipient on May 23, 2018 (the “Offer Letter”), the Committee has awarded to the Award Recipient performance-based restricted stock units on the terms and conditions specified below.
NOW, THEREFORE, the parties agree as follows:
1. AWARD OF SHARES
1.1    Upon the terms and conditions of the Plan and this Agreement, CenturyLink as of the date of this Agreement (the “Grant Date”) hereby awards to the Award Recipient a total of [_____] restricted stock units (the “RSUs”) that vest, subject to Sections 2, 3 and 4 hereof, in installments as described in this Section 1. Each RSU represents the right to receive from CenturyLink, upon vesting as provided in this Agreement, a maximum of two shares of Common Stock, free of any restrictions, and all Related Credits credited to the Award Recipient’s Account (as such terms are defined in Section 3) with respect to such RSU. Neither the RSUs nor the right to receive Related Credits may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated or otherwise unencumbered. The Award Recipient shall have no rights, including but not limited to, voting and dividend rights, in the shares of Common Stock underlying the RSUs unless and until such shares are issued to the Award Recipient, or as otherwise provided in this Agreement.
1.2    [SPECIFIC VESTING DATES AND PERFORMANCE METRICS OMITTED.]

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2. TERMS AND CONDITIONS
2.1    If the RSUs have not already vested or been forfeited under the terms of this Agreement or the Plan, all of the RSUs shall vest on the date on which the employment of the Award Recipient terminates as a result of death, with performance deemed to have been achieved at target performance levels.
2.2    If the RSUs have not already vested or been forfeited under the terms of this Agreement or the Plan, and the Award Recipient’s employment terminates because of a “Qualifying Separation” (as defined in the Offer Letter) other than death, then, provided the Release Condition has been satisfied, the Award Recipient shall retain all of the RSUs, provided that the RSUs shall nonetheless remain subject to the terms and conditions of Section 1, including the Performance Metric, payout timing, and the eligibility to earn Additional Shares. If the Release Condition is not satisfied, then all unvested RSUs shall automatically terminate and be forfeited as of the 60th day following termination of employment.
2.3    Notwithstanding Section 2.2, if the RSUs have not already vested or been forfeited under the terms of this Agreement or the Plan, and within 24 months following a Change of Control of CenturyLink (as defined in the Plan), the Award Recipient’s employment is terminated by the Company or its Affiliates without Cause (as defined in the Offer Letter) or by the Award Recipient for Good Reason (as defined in the Offer Letter), then the Award Recipient shall retain all of the RSUs, provided that the RSUs shall nonetheless remain subject to the terms and conditions of Section 1, including the Performance Metric and the eligibility to earn Additional Shares, except that, unless otherwise provided by the Committee, (a) CenturyLink’s achievement of the Performance Metric calculated under Section 1.2 shall be based upon the percentage change from fourth quarter of 2017 to the date of the occurrence of the Change of Control, and (b) the payout of shares of Common Stock earned pursuant to the RSUs (including any Additional Shares), shall be made as soon as reasonably practicable following such termination of the Award Recipient but not later the 60th day following the Award Recipient’s termination of employment, provided the Release Condition (as defined in Section 2.4) has been satisfied. If the Release Condition is not satisfied, then all unvested RSUs shall automatically terminate and be forfeited as of the 60th day following termination of employment. For purposes of this Section 2.3, “Affiliate” (or variants thereof) shall mean a person that controls, or is controlled by or is under common control with, another specified person, either directly or indirectly.
2.4    For purposes of Sections 2.2 and 2.3, “Release Condition” shall mean the Award Recipient’s execution, delivery to the Company and non-revocation of a mutual liability release agreement in the form and substance determined by the Company (and the expiration of any revocation period contained in such release agreement) within 60 days following the Award Recipient’s termination of employment.
2.5    Notwithstanding anything in this Agreement to the contrary, all unvested RSUs shall automatically terminate and be forfeited if the employment of the Award Recipient terminates for any reason, unless and to the extent otherwise provided in this Section 2.

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3. DIVIDEND EQUIVALENTS
3.1    From and after the Grant Date of an RSU until the issuance of the share of Common Stock payable in respect of such RSU, the Award Recipient shall be credited, as of the payment date therefor, with (i) the amount of any cash dividends and (ii) any shares of Common Stock, securities, or other property distributed or distributable in respect of one share of Common Stock to which the Award Recipient would have been entitled had the Award Recipient been a record holder of one share of Common Stock for each RSU at all times from the Grant Date of such RSU to such issuance date (collectively, the “Related Credits”). All such Related Credits shall be made notionally to a dividend equivalent account (an “Account”) established for the Award Recipient with respect to all RSUs granted on the same date. All such Related Credits shall vest or be forfeited at the same time and on the same terms as the RSUs to which they relate.
3.2    In addition, if, pursuant to Section 1, the Award Recipient is entitled to receive Additional Shares, the Award Recipient will be entitled to receive, simultaneous with the issuance of the Additional Shares, all dividends and distributions, whether payable in cash, shares of Common Stock, or other securities or property that were payable to shareholders between the Grant Date and the date the RSUs vest and pay out under this Agreement and that would have been received as a dividend or distribution if the Additional Shares had been shares of Common Stock as of the record date for such dividend or distribution.
4. FORFEITURE OF AWARD
4.1    If, at any time during the Award Recipient’s employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (3) conduct relating to the Award Recipient’s employment for which either criminal or civil penalties against the Award Recipient may be sought; (3) conduct or activity that results in termination of the Award Recipient’s employment for cause; (3) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and corporate compliance policies and programs; (3) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (3) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (ii) any other service or assistance that is provided at the request or with the written permission of the Company; (3) disclosing or misusing any confidential information or material concerning the Company, except for any disclosures provided in good faith to regulators in response to inquiries or investigations or

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otherwise made in good faith to any regulator or law enforcement authority; (3) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control not approved by the Board; or (3) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, employees, or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, except for any statements or disclosures provided in good faith to regulators in response to inquiries or investigations or otherwise made in good faith to any regulator or law enforcement authority, then the RSUs granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and (1) all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such stock or securities, and (2) all unvested RSUs and contingent rights to receive Additional Shares shall be forfeited. Notwithstanding the foregoing, and in accordance with 18 U.S.C. § 1833, neither this Agreement nor any CenturyLink policy prohibits you (x) from disclosing confidential information (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) from disclosing confidential information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.
4.2    If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.
4.3    The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Committee or its delegee determines in its sole discretion that such action is in the best interests of the Company.
5. ISSUANCE OF SHARES
As soon as practicable after the vesting of the RSUs, but no later than 30 days from such date, CenturyLink will issue in the name of the Award Recipient or his or her nominee (a) the shares of Common Stock underlying the vested RSUs (including any Additional Shares), and (b) additional shares of Common Stock, property or cash comprising the Related Credits applicable to such RSUs

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(and Additional Shares, if applicable), subject to the other terms and conditions of this Agreement, including those governing any withholdings of shares under Section 6 below. Shares of Common Stock shall be issued either through book entry issuance or delivery of a stock certificate, and upon receipt of any such shares, the Award Recipient is free to hold or dispose of such shares, subject to (x) applicable securities laws, (y) CenturyLink’s policy statement on insider trading, and (z) any of CenturyLink’s stock ownership guidelines then in effect that are applicable to the Award Recipient.
6. WITHHOLDING TAXES
Notwithstanding any Plan provision to the contrary, unless the Award Recipient has previously provided the Company with payment of all applicable withholding taxes, at the time that all or any portion of the RSUs vest, CenturyLink shall withhold from the shares the Award Recipient otherwise would receive under this Agreement the number of whole shares of Common Stock, rounding up if necessary, having a value equal to the maximum statutory amount required to be withheld under federal, state and local law.
7. ADDITIONAL CONDITIONS
Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the RSUs in accordance with Section 1 or 2 hereof, CenturyLink further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant to such RSUs is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant to such RSUs, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyLink. CenturyLink agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.
8. NO CONTRACT OF EMPLOYMENT INTENDED
Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.
9. BINDING EFFECT
Upon being duly executed and delivered by CenturyLink and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person

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or persons.
10. EFFECT OF PLAN TERMS AND COMMITTEE ACTIONS
10.1    Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan.
10.2    This Agreement, the rights of the Award Recipient hereunder and the RSUs granted hereby are subject to (i) all of the terms, conditions, restrictions and other provisions of the Plan, as it may be amended from time to time, as fully as if all such provisions were set forth in their entirety in this Agreement and (ii) such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Award Recipient. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.
10.3    The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of RSUs in this Agreement does not create any contractual rights other than as set forth in this Agreement, and does not create a right to receive RSUs or any other Incentives in the future. Future Incentives, if any, will be at the sole discretion of the Company.
10.4    The Award Recipient acknowledges receipt from CenturyLink of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.
11. ATTORNEYS’ FEES AND EXPENSES
Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision of this Agreement, including, but not limited to, the institution of any action or proceeding in court to enforce any provision of this Agreement, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations under this Agreement, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).
12. GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The Award Recipient and CenturyLink shall submit to the exclusive jurisdiction of, and venue in, the courts in Colorado in any dispute relating to this Agreement.

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13. SEVERABILITY
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyLink intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
14. OTHER PROVISIONS
14.1    It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom. The Agreement shall be interpreted, construed, administered, and governed in a manner consistent with such intent. Notwithstanding anything herein to the contrary, (i) if the Award Recipient is a “specified employee” (as defined in Section 409A), shares of Common Stock deliverable or amounts otherwise payable hereunder as a result of the Award Recipient’s termination of employment or service shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code and (ii) each delivery of shares of Common Stock or payment in a series of deliveries or payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. While each Incentive is intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on the Award Recipient as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A). To the extent that any Incentive constitutes “nonqualified deferred compensation” for purposes of Section 409A, any settlement of the Incentive otherwise scheduled to occur prior to the sixtieth (60th) day following the Award Recipient’s termination of employment hereunder, but for the Release Condition, shall not be made until the sixtieth (60th) day.
14.2    The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
14.3    [Among other things, the Offer Letter contemplated the issuance of an annual long-term incentive award for 2018, the vesting of 60% of which was to be performance-based (such portion, the “2018 Performance LTI”). Each of CenturyLink and the Award Recipient agree and

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acknowledge that the RSUs are being granted to the Award Recipient in full satisfaction of the promise to grant the 2018 Performance LTI. To the extent this Agreement changes the terms of the Offer Letter, this Agreement shall be deemed to be an amendment to, and shall form a part of, the Offer Letter.]
14.4    Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto and their successors, assigns, heirs, executors, administrators, or legal representatives, any rights or remedies under, or by reason of, this Agreement.
15. ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS
15.1    The Company may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Award Recipient’s consent to the terms of an award by electronic means. The plan documents may, but do not necessarily, include: the Plan, any grant notice, this Agreement, the Plan prospectus, and any reports of CenturyLink provided generally to CenturyLink’s shareholders. In addition, the Award Recipient may deliver by electronic means any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the applicable plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By accepting the terms of this Agreement, the Award Recipient also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system as described herein.
15.2    The Award Recipient acknowledges that the Award Recipient has read Section 15.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 15.1. The Award Recipient acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Award Recipient by contacting the Company by telephone or in writing. The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents if the attempted electronic delivery of such documents to the Award Recipient fails. Similarly, the Award Recipient understands that the Award Recipient must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents by the Award Recipient fails. The Award Recipient may revoke his or her consent to the electronic delivery and execution of documents described in Section 15.1 or may change the electronic mail address to which such documents are to be delivered (if Award Recipient has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Award Recipient understands that he or she is not required to consent to electronic delivery or execution of documents described in Section 15.1.

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16. DATA PRIVACY
As a condition to his or her participation in the Plan, the Award Recipient consents to the collection, use, and transfer of personal data as described in this paragraph. The Award Recipient understands that the Company holds certain personal information about the Award Recipient, including his or her name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Award Recipient’s favor, for the purpose of managing and administering the Plan (“Data”). The Award Recipient further understands that CenturyLink or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Award Recipient’s participation in the Plan, and that CenturyLink and any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Award Recipient understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections that the Award Recipient’s country. The Award Recipient authorizes them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Award Recipient’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Award Recipient may elect to deposit any amounts received pursuant to the Plan and this Agreement, such Data as may be required for the administration of the Plan. The Award Recipient understands that he or she may, at any time, view Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his or her human resources representative. The Award Recipient further understands that this consent is purely voluntary, and will not affect the Award Recipient’s employment or career with the Company, although it may affect the Award Recipient’s ability to participate in the Plan.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

CENTURYLINK, INC.

By:
Stacey W. Goff Executive Vice President and General Counsel Legal and Corporate Administration

Jeffrey K. Storey Award Recipient

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